Investor Relations and Media Contact:
Berry Allen
(847) 653-7375
Taylor Capital Group Reports Net Income of
$15.0 Million for the Fourth Quarter of 2013

Net Income Up 6% for the Quarter

CHICAGO, IL - January 22, 2014 - Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported results for the fourth quarter of 2013.

Net income for the fourth quarter was $15.0 million, compared to $14.2 million for the third quarter of 2013. Net income for the full year 2013 was $62.0 million, compared to $61.9 million for the full year 2012. Net income applicable to common stockholders for the quarter was $10.1 million, or $0.33 per diluted share, compared to $10.6 million, or $0.34 per diluted share, for the third quarter of 2013. The results for the fourth and third quarters of 2013 included $4.5 million and $2.0 million, respectively, of pre-tax expense, relating to the previously announced pending merger with MB Financial, Inc. and other strategic initiatives, totaling $6.5 million for the year. The following table compares selected financial information for the periods indicated:

(dollars in millions)	4Q13	3Q13	Change from 3Q13 to 4Q13	Full Year 2013	Full Year 2012	Change from 2012 to 2013
Total commercial loans (period end)	$3,359.4	$3,290.4	2.1%	$3,359.4	$2,757.0	21.8%
Average total deposits	$3,867.4	$3,829.2	1.0%	$3,786.8	$3,253.1	16.4%
Net interest income	$45.2	$46.0	(1.8)%	$173.0	$149.9	15.4%
Net interest margin	3.41%	3.41%	—%	3.29%	3.26%	0.03%
Mortgage banking revenue	$27.2	$25.1	8.0%	$122.9	$125.5	(2.1)%
Loan loss provision	$1.1	$0.3	266.7%	$2.4	$9.6	(74.9)%
Net income	$15.0	$14.2	5.6%	$62.0	$61.9	0.2%

“The fourth quarter of 2013 capped off a strong year of growth for Cole Taylor,” said Mark A Hoppe, President and Chief Executive Officer of the Company. “Our banking segment continued to expand in the fourth quarter, and for the full year achieved a 22% increase in loans outstanding. This commercial loan growth demonstrated a broad geographical and product line diversification, with all of our commercial lending businesses experiencing double-digit growth for the year. Reflecting on the quality of our loan portfolio, our 2013 loan loss provision of $2.4 million was the lowest since becoming a public company in 2002. Our strong earnings over the last two years allowed us to continue to reduce our higher-cost funding, which is reflected in interest expense for the year being down 32% from 2012.”

“Despite an ongoing industry-wide slowdown in mortgage refinance activity, particularly in the second half of the year, our mortgage business demonstrated its adaptability by growing origination volume over 26% in 2013 and increasing market share,” Hoppe added. “The benefits of having a balanced mortgage banking operation were apparent as servicing revenue increased over 68% in the fourth quarter of 2013 from the third quarter.”

Hoppe concluded, “Our integration planning with MB Financial, Inc. continues as anticipated with a dedicated team focused on the transition. But it’s important to note that during this period of change, our customers are, and always will be, our primary focus. I am very grateful for the commitment our valued customers and our dedicated employees have demonstrated, particularly during this transition, which enabled us to grow relationships, to have a successful year and to be well positioned for the future.”

FOURTH QUARTER 2013 HIGHLIGHTS - COMPARISON TO THIRD QUARTER 2013

•	Total commercial loans grew $69.0 million, or 2.1%, from September 30, 2013

•	Net interest income was $45.2 million for the fourth quarter of 2013, as compared to $46.0 million for the third quarter of 2013

•	Mortgage banking revenue was $27.2 million for the fourth quarter of 2013, up $2.0 million, or 8.0%, from the third quarter of 2013.

•	Mortgage origination volume was $1.2 billion for the fourth quarter of 2013, as compared to $1.6 billion from the third quarter of 2013

•	Gain on sale of investment securities increased $5.8 million from the third quarter of 2013

•	The Company accelerated the declaration of the $2.0 million February 17, 2014 Series A Preferred dividend into the fourth quarter of 2013

•	As of December 31, 2013, the Company’s Tier I Risk Based Capital ratio was 11.40%, its Total Risk Based Capital ratio was 12.65% and its Tier I Capital to Average Assets leverage ratio was 9.18%

•	Return on Average Common Equity was 10.84% for the fourth quarter of 2013, as compared to 11.69% for the third quarter of 2013

•	Return on Average Assets was 1.09% for the fourth quarter of 2013, as compared to 0.96% for the third quarter of 2013

Credit quality indicators as compared to the third quarter of 2013

•	Nonperforming loans were $81.8 million and 2.24% of total loans at December 31, 2013, compared to $86.0 million and 2.37% of total loans at September 30, 2013

•	At December 31, 2013, commercial criticized and classified loans(1) totaled $188.0 million, compared to $151.7 million at September 30, 2013

•	Other real estate owned (“OREO”) and repossessed assets were $10.0 million at December 31, 2013, down from $14.4 million at September 30, 2013

•	The allowance for loan losses as a percent of nonperforming loans was 100.05% at December 31, 2013, compared to 98.80% at September 30, 2013

•	Credit costs(2) were $3.3 million for the fourth quarter of 2013, compared to a negative $536,000 for the third quarter of 2013

FULL YEAR 2013 HIGHLIGHTS - COMPARISON TO FULL YEAR 2012

•	Total commercial loans increased to $3.36 billion at December 31, 2013, up $602.4 million, or 21.8%, from December 31, 2012

•	Core deposits grew to $2.73 billion at December 31, 2013, up $193.9 million, or 7.6%, from December 31, 2012

•	Net interest income increased to $173.0 million for 2013, up $23.1 million, or 15.4%, from 2012

•	OREO and repossessed assets decreased to $10.0 million at December 31, 2013, down $14.2 million, or 58.6%, from December 31, 2012

•	Net income for the Banking Segment increased to $51.0 million for 2013, up 35.2% from 2012

•	Net income for the Mortgage Banking Segment was $24.4 million for 2013, down 35.1% from 2012

•	Mortgage origination volume increased to $6.55 billion for 2013, up $1.36 billion, or 26.2%,from 2012

•	Pre-tax, pre-provision operating earnings(3) were $102.5 million for 2013, down 15.0% as compared to 2012

•	Repaid in full the $104.8 million of Series B Preferred Stock

•	Prepaid in full the $37.5 million outstanding 8.0% subordinated notes

FULL YEAR 2013 AND FOURTH QUARTER 2013 PERFORMANCE OVERVIEW

Results of Operations - Comparisons to Third Quarter 2013

Net income for the fourth quarter of 2013 was $15.0 million, compared to $14.2 million for the third quarter of 2013, an increase of 5.6%. Net income applicable to common stockholders for the fourth quarter of 2013 was $10.1 million, compared to $10.6 million for the third quarter of 2013. In the fourth quarter of 2013, there were two quarterly dividends of $2.0 million each recorded on the Series A Preferred Stock, as compared to only one quarterly dividend recorded in the third quarter of 2013.

Income before income taxes was $21.7 million for the fourth quarter of 2013, compared to $23.7 million for the third quarter of 2013, a decrease of 8.4%. The decrease was primarily due to a $3.3 million increase in occupancy expense related to the pending merger with MB Financial, Inc., a $3.1 million increase in nonperforming asset expense primarily due to resolutions of certain other real estate owned properties and a $800,000 increase in the loan loss provision. These increases in expense were partially offset by a $5.8 million increase in gain on sales of investment securities as part of a planned reduction in the investment portfolio.

Pre-tax, pre-provision operating earnings totaled $19.1 million for the fourth quarter of 2013, compared to $23.1 million for the third quarter of 2013, a decrease of 17.3%. The decrease was primarily due to an increase in costs related to the pending merger with MB Financial, Inc.

Income tax expense was $6.7 million for the fourth quarter of 2013, compared to $9.5 million for the third quarter of 2013, a decrease of 29.5%. The quarter over quarter decrease in income tax expense is the result of a reduction in income before income taxes and the year-to-date impact of changes in the applicable statutory state income tax rates combined with fluctuations in the levels of income earned in the states where income tax returns are required to be filed.

Revenue(4)

Revenue totaled $79.0 million for the fourth quarter of 2013, compared to $78.4 million for the third quarter of 2013, an increase of 0.8%.

Net interest income was $45.2 million for the fourth quarter of 2013, as compared to $46.0 million for the third quarter of 2013. The decrease in net interest income reflected a decrease in interest income, which was primarily the result of a volume-related reduction in consumer mortgage loans held for sale and a planned reduction in the investment securities portfolio. Partially offsetting the decrease in interest income was reduced interest expense primarily due to lower rates paid on deposit balances and a reduction in short-term borrowings.
Noninterest income, excluding investment security gains and losses, was $33.7 million for the fourth quarter of 2013, compared to $32.4 million for the third quarter of 2013, an increase of 4.0%.  The increase was primarily due to a $2.0 million increase in mortgage banking revenue driven by increased servicing revenue partially offset by lower origination income. Servicing revenue increased $5.3 million in the fourth quarter of 2013, due to growth in the mortgage servicing right (“MSR”) assets due to the combination of retention of MSR’s on loans originated by Cole Taylor Mortgage, purchases of MSR’s and an increase in the valuation of the MSR asset primarily due to an increase in interest rates during the fourth quarter. Partially offsetting these increases was a volume-related decrease in mortgage origination income of $3.3 million. Total mortgage originations were $1.17 billion in the fourth quarter of 2013, down 26.8% from the third quarter.
Noninterest Expense

Noninterest expense, excluding nonperforming asset expense, was $59.8 million for the fourth quarter of 2013, compared to $55.4 million for the third quarter of 2013, an increase of $4.4 million, or 7.9%. The increase was primarily due to $3.3 million in early lease termination expense and other costs related to the pending merger with MB Financial, Inc.

Results of Operations - Full Year 2013

Net income for 2013 was $62.0 million, compared to $61.9 million for 2012, an increase of 0.2%. Net income applicable to common stockholders for 2013 was $46.1 million, compared to $54.9 million for 2012.

Income before income taxes was $99.9 million for 2013, compared to $103.6 million for 2013, a decrease of 3.6%. The decrease was primarily due to a $36.9 million increase in noninterest expense, partially offset by a $23.1 million increase in net interest income and a $7.2 million decrease in provision for loan losses.

Pre-tax, pre-provision operating earnings totaled $102.5 million for 2013, compared to $120.5 million for 2012, a decrease of 14.9%. The decrease was primarily due to a $43.4 million increase in noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, partially offset by a $23.1 million increase in net interest income.

Revenue

Revenue totaled $325.0 million for 2013, compared to $299.6 million for 2012, an increase of 8.5%.

Net interest income was $173.0 million for 2013, as compared to $149.9 million for 2012, an increase of $23.1 million or 15.4% due to both increased interest income and lower interest expense. Interest income increased $11.5 million in 2013 primarily due to growth in average earning assets for the year including loans of $385.5 million, loans held for sale of $188.7 million and investment securities of $169.1 million. The tax equivalent yield on earning assets decreased 29 basis points to 3.75% in 2013, which partially offset the increase in average asset balances. Interest expense decreased $11.6 million in 2013 primarily due the retirement of the 10% subordinated notes in September 2012 and the 8% subordinated notes in June 2013 and lower average rates and balances on time deposits. The total yield on interest-bearing liabilities fell 43 basis points to 0.62% in 2013.
Noninterest income, excluding investment security gains and losses, was $152.0 million for 2013, compared to $149.6 million for 2012, an increase of $2.4 million or 1.6%.  The increase was primarily due to a $2.2 million increase in other derivative income due to customer swap fees and a $2.2 million increase in other noninterest income partially offset by a $2.6 million decrease in mortgage banking revenue due to lower mortgage origination income.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $222.5 million for 2013, compared to $179.1 million for 2012 an increase of $43.4 million, or 24.2%. The increase in noninterest expense consisted of a $17.6 million increase in salaries and employee benefits, a $8.2 million increase in outside services, a $6.3 million increase in other noninterest expense and a $5.4 million increase in occupancy of premises, furniture and equipment expense.

The $17.6 million increase in salaries and employee benefits in 2013 was comprised of a $25.4 million increase in salaries, taxes and benefits primarily due to additional employees added to Cole Taylor Mortgage to support increased origination volume and the establishment of its in-house servicing platform, partially offset by an $8.6 million decrease in performance-based incentive compensation expense.

Outside service expense increased $8.2 million in 2013 primarily due to increased mortgage loan origination volume at Cole Taylor Mortgage along with increased subservice fees and other volume driven servicing-related expenses as a result of the increased size of the servicing platform.

Other noninterest expense increased $6.3 million in 2013 primarily related to an increase in volume driven expenses from the growth of mortgage originations, the expansion of mortgage retail offices and the creation of the new in-house servicing operation.

Preferred Dividends and Discounts

As the table below indicates, the increase in preferred dividends and discounts in 2013 was primarily due to the issuance of the Series A Preferred stock in November 2012. In addition, the quarterly dividend on the Series A Preferred stock of $2.0 million, which typically would have been recorded in the first quarter of 2014, was instead declared and recorded in the fourth quarter of 2013, as required by the Series A Preferred terms and in connection with the repurchase of the Series B Preferred stock. The Series B Preferred stock was fully repaid in 2013 and has been cancelled.

(in thousands)	2013	2012	Change from 2012 to 2013
Series A Preferred dividends	$9,889	$0	$9,889
Series B Preferred dividends and discounts	6,011	7,012	(1,001)
Total Preferred dividends and discounts	$15,900	$7,012	$8,888

Credit Quality

Loan Portfolio Performance and Credit Quality

Total commercial criticized and classified loans were $188.0 million at December 31, 2013, as compared to $151.7 million at September 30, 2013 and $131.6 million at December 31, 2012. The increase in criticized and classified loans in the fourth quarter of 2013 was largely attributable to downgrades in the commercial and industrial loan portfolio.

Nonperforming loans were $81.8 million at December 31, 2013, as compared to $86.0 million at September 30, 2013, and $59.5 million at December 31, 2012. The decrease in the fourth quarter of 2013 was due to charge-offs and pay downs of certain nonperforming loans.

OREO and repossessed assets were $10.0 million at December 31, 2013, down from $14.4 million at September 30, 2013 and $24.3 million at December 31, 2012. The decrease was primarily due to sales as we continue to actively manage the resolution process.

Total nonperforming assets were $91.9 million at December 31, 2013, compared to $100.4 million at September 30, 2013 and $83.8 million at December 31, 2012. Nonperforming assets to total assets were 1.62% at December 31, 2013, compared to 1.67% at September 30, 2013 and 1.44% at December 31, 2012.

Allowance and Provision for Loan Losses

The allowance for loan losses was $81.9 million at December 31, 2013, compared to $85.0 million at September 30, 2013 and $82.2 million at December 31, 2012. The decrease from September 30, 2013 was primarily due to charge-offs of loans which had specific reserves. The allowance for loan losses as a percent of nonperforming loans was 100.05% at December 31, 2013, as compared to 98.80% at September 30, 2013 and 138.05% at December 31, 2012.

The provision for loan losses was $1.1 million for the fourth quarter of 2013, compared to $300,000 for the third quarter of 2013 and $1.2 million in the fourth quarter of 2012.

Balance Sheet

Assets

Total assets at December 31, 2013 were $5.69 billion, compared to $6.01 billion at September 30, 2013.

Investment securities were $1.12 billion at December 31, 2013, down $300.2 million from $1.42 billion at September 30, 2013 as a result of planned sales.

Loans held for sale were $473.9 million at December 31, 2013, a decrease of 4.9% from September 30, 2013. The decrease was primarily the result of reduced mortgage origination volume for the fourth quarter by Cole Taylor Mortgage.

Net loans at December 31, 2013 were $3.57 billion, up $22.9 million from $3.54 billion at September 30, 2013. Commercial and Industrial loans were $1.94 billion at December 31, 2013, an increase of 1.7% from $1.90 billion at September 30, 2013. This increase was driven primarily by an increase in new loans from the Cole Taylor Equipment Finance business line. Commercial real estate secured loans were $1.12 billion at December 31, 2013, an increase of 1.0% from September 30, 2013. Consumer loans, which consist primarily of residential mortgages, were $301.4 million at December 31, 2013, down $47.0 million from September 30, 2013, as a portion of the residential mortgage portfolio was reclassified as held for sale.

The MSR asset increased $31.9 million in the fourth quarter to $216.1 million as of December 31, 2013. The unpaid principal balance of loans serviced was $18.5 billion as of December 31, 2013, up 12.6% from September 30, 2013. The Company invests in MSR’s and retains servicing on most mortgage loans originated as part of its strategy to diversify the revenue streams of Cole Taylor Mortgage.

Liabilities and Stockholders’ Equity

Total liabilities at December 31, 2013 were $5.22 billion, as compared to $5.47 billion at September 30, 2013.

Total deposits were $3.65 billion at December 31, 2013, compared to $3.70 billion at September 30, 2013. Total deposits decreased in the fourth quarter primarily due to the on-going planned reduction in time deposits.

Average total deposits for the fourth quarter of 2013 increased slightly to $3.87 billion from $3.83 billion in the third quarter of 2013, primarily due to growth in commercial interest-bearing demand deposits.

Short-term borrowings decreased $187.3 million in the fourth quarter to $1.38 billion as of December 31, 2013, which was attributable to reduced funding needs as a result of the planned reduction in the investment portfolio.

Total stockholders’ equity decreased $80.2 million from $544.7 million at September 30, 2013 to $464.6 million at December 31, 2013, primarily due to the repurchase and redemption of all the remaining outstanding Series B Preferred shares in the fourth quarter, which totaled $78.6 million for the fourth quarter of 2013, including accrued dividends to the date of repurchase or redemption, as applicable, and was planned in conjunction with the pending merger with MB Financial, Inc. In addition, accumulated other comprehensive income decreased $11.6 million resulting from a reduction in the unrealized gain on available for sale securities due to an increase in interest rates in the fourth quarter and the realized gains on sale of investment securities. These declines were partially offset by retaining the net income available to common stockholders earned in the fourth quarter.

Capital

At December 31, 2013, the Company’s Tier I Risk Based Capital ratio was 11.40%, its Total Risk Based Capital ratio was 12.65% and its Tier I Capital to Average Assets leverage ratio was 9.18%.

Each of these ratios exceeded the regulatory requirements for well-capitalized banks of 6.00% for the Tier I Risk Based Capital ratio, 10.00% for the Total Risk Based Capital ratio and 5.00% for the Tier I Capital to Average Assets leverage ratio.

Accompanying Financial Statements and Tables

This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets

•	Consolidated Statements of Income

•	Summary of Key Quarterly Financial Data

•	Summary of Key Year-to-Date Financial Data

•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio

•	Credit Quality

•	Loan Portfolio Aging

•	Funding Liabilities

•	Summary of Quarterly Segment Financial Data

•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $5.7 billion as of December 31, 2013. For more than 80 years, Cole Taylor Bank has been successfully meeting the banking needs of closely-held companies and the people who own and manage them by focusing on a relationship-based approach to business. Through its national businesses, Cole Taylor provides a full range of financial services, including asset based lending, commercial equipment financing, and residential mortgage lending.

Endnotes:
(1) Commercial criticized and classified loans are defined as special mention, substandard, and nonaccrual loans in commercial and industrial, commercial real estate, residential construction and land, and commercial construction and land, excluding consumer loans.
(2) Credit costs are defined as provision for loan losses plus nonperforming asset expense.
(3) Schedules reconciling earnings in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to the non-GAAP measurement of revenue and pre-tax, pre-provision operating earnings are provided in the attached tables.
(4) Revenue is defined as net interest income plus noninterest income less investment securities gains and losses and impairment of investment securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “predict,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, without limitation:

•
The Agreement and Plan of Merger (the “Merger Agreement”) with MB Financial, Inc. (“MB”) may be terminated in accordance with its terms, and the merger contemplated thereby (the “Merger”) may not be completed.

•	Termination of the Merger Agreement could negatively impact us.

•	We may be subject to business uncertainties and contractual restrictions while the Merger is pending.

•
Two stockholder actions have been filed against us, our Board of Directors and MB challenging the Merger, and additional suits may be filed in the future. An adverse ruling in any of these lawsuits may prevent the Merger from being completed or from being completed within the expected timeframe.

•
The Merger Agreement limits our ability to pursue an alternative acquisition proposal and requires us to pay a termination fee of $20.0 million under limited circumstances relating to alternative acquisition proposals.

•	We may be materially and adversely affected by the highly regulated environment in which we operate.

•
Increasing dependence on our mortgage business may increase volatility in our consolidated revenues and earnings, and our residential mortgage lending profitability could be significantly reduced if we are not able to originate and sell mortgage loans at profitable margins.

•	Changes in interest rates may change the value of our MSR portfolio, which may increase the volatility of our earnings.

•
Certain hedging strategies that we use to manage investment in MSR’s, mortgage loans held for sale and interest rate lock commitments may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	A significant increase in certain loan balances associated with our mortgage business may result in liquidity risk related to the funding of these loans.

•
We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Our controls and procedures may fail or be circumvented.

•	We are dependent on outside third parties for processing and handling of our records and data.

•
System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	Changes in certain ratings related to us or our credit could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	As a bank holding company, our sources of funds are limited.

•	We are subject to interest rate risk, including interest rate fluctuations that could have a material adverse effect on us.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability and have a material adverse effect on us.

•	Our business is subject to the conditions of the economies in which we operate and continued weakness in those economies and the real estate markets may materially and adversely affect us.

•	Our business is subject to domestic and, to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could materially and adversely affect us.

•
The preparation of our consolidated financial statements requires us to make estimates and judgments, including the use of models, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•
We must manage credit risk and, if we are unable to do so, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio, which could have a material adverse effect on us.

•	We have counterparty risk and therefore we may be materially and adversely affected by the soundness of other financial institutions.

•	We are subject to lending concentration risks.

•	We are subject to mortgage asset concentration risks.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New lines of business, new products and services or new customer relationships may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We and our subsidiaries are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•
Regulatory requirements, including rules recently adopted by the U.S. federal bank regulatory agencies to implement Basel III, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•
We have not paid a dividend on our common stock since the fourth quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned "Risk Factors” in our December 31, 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2013, as updated by our quarterly reports on Form 10-Q, Current Reports on Form 8-K and other filings we have made with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

Additional Information

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger between MB Financial, Inc. (“MB Financial”) and Taylor Capital Group, Inc. (“Taylor Capital”), MB Financial has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on January 14, 2014. The registration statement includes a joint proxy statement of MB Financial and Taylor Capital that also constitutes a prospectus of MB Financial, which, was mailed in definitive form to the stockholders of MB Financial and Taylor Capital on or about January 21, 2104. Stockholders are advised to read the definitive joint proxy statement/prospectus (when it becomes available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain, or will contain, as the case may be, important information about MB Financial, Taylor Capital and the proposed transaction. Copies of all documents relating to the merger filed by MB Financial and Taylor Capital can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing MB Financial’s website at www.mbfinancial.com under the tab “Investor Relations” and then under “SEC Filings” or by accessing Taylor Capital’s website at www.taylorcapitalgroup.com under the tab “SEC Filings” and then under “Documents.” Alternatively, these documents can be obtained free of charge from MB Financial upon written request to MB Financial, Inc., Secretary, 6111 North River Road, Rosemont, Illinois 60018 or by calling (847) 653-1992, or from Taylor Capital, upon written request to Taylor Capital Group, Inc., Investor Relations, 9550 West Higgins Road, Rosemont, Illinois 60018 or by calling (847) 653-7978.

Participants in this Transaction

MB Financial, Taylor Capital and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of MB Financial relating to its 2013 Annual Meeting of Stockholders filed with the SEC by MB Financial on April 12, 2013 and the definitive proxy statement of Taylor Capital relating to its 2013 Annual Meeting of Stockholders filed with the SEC on April 24, 2013. These definitive proxy statements can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants can be found in the joint proxy statement/prospectus regarding the proposed transaction, copies of which may also be obtained free of charge from the sources indicated above.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)	(Unaudited)
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012
ASSETS
Cash and cash equivalents	$90,817	$122,407	$166,385
Investment securities	1,120,731	1,420,906	1,267,757
Loans held for sale	473,890	498,276	938,379
Loans, net of allowance for loan losses of $81,864 at December 31, 2013, $85,013 at September 30, 2013 and $82,191 at December 31, 2012	3,566,511	3,543,645	3,086,112
Premises, leasehold improvements and equipment, net	26,919	25,391	16,062
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	64,612	74,342	74,950
Mortgage servicing rights	216,111	184,237	78,917
Other real estate and repossessed assets, net	10,049	14,389	24,259
Other assets	116,178	131,101	149,589
Total assets	$5,685,818	$6,014,694	$5,802,410

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,048,946	$1,010,789	$1,179,724
Interest-bearing	2,602,037	2,686,407	2,348,618
Total deposits	3,650,983	3,697,196	3,528,342
Accrued interest, taxes and other liabilities	105,350	120,521	131,473
Short-term borrowings	1,378,327	1,565,651	1,463,019
Junior subordinated debentures	86,607	86,607	86,607
Subordinated notes, net	—	—	33,366
Total liabilities	5,221,267	5,469,975	5,242,807

Stockholders' equity:
Preferred stock, Series A	100,000	100,000	100,000
Preferred stock, Series B	—	78,927	103,813
Nonvoting preferred stock	13	13	13
Common stock	307	307	302
Surplus	417,429	417,202	412,391
Accumulated deficit	(17,430)	(27,518)	(63,537)
Accumulated other comprehensive income (loss), net	(6,183)	5,373	36,206
Treasury stock	(29,585)	(29,585)	(29,585)
Total stockholders' equity	464,551	544,719	559,603
Total liabilities and stockholders' equity	$5,685,818	$6,014,694	$5,802,410

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Interest income:
Interest and fees on loans	$39,835	$40,501	$38,696	$155,464	$145,962
Interest and dividends on investment securities:
Taxable	7,670	8,332	7,974	33,017	37,078
Tax-exempt	2,875	2,826	1,013	9,205	3,100
Interest on cash equivalents	—	2	1	4	8
Total interest income	50,380	51,661	47,684	197,690	186,148

Interest expense:
Deposits	3,324	3,697	4,352	15,498	19,100
Short-term borrowings	408	491	492	1,792	2,248
Long-term borrowings	—	—	11	—	612
Junior subordinated debentures	1,444	1,446	1,457	5,777	5,859
Subordinated notes	—	—	862	1,627	8,443
Total interest expense	5,176	5,634	7,174	24,694	36,262

Net interest income	45,204	46,027	40,510	172,996	149,886
Provision for loan losses	1,100	300	1,200	2,400	9,550
Net interest income after provision for loan losses	44,104	45,727	39,310	170,596	140,336

Noninterest income:
Service charges	3,571	3,572	3,461	14,139	13,530
Mortgage banking revenue	27,171	25,148	44,285	122,882	125,505
Gain on sales of investment securities, net	5,891	61	1,488	5,959	5,464
Other derivative income	1,427	1,855	1,156	6,546	4,322
Other noninterest income	1,580	1,836	1,572	8,406	6,226
Total noninterest income	39,640	32,472	51,962	157,932	155,047

Noninterest expense:
Salaries and employee benefits	36,099	35,100	35,991	142,549	124,930
Occupancy of premises, furniture and equipment	7,239	3,703	3,426	17,766	12,384
Nonperforming asset expense	2,246	(836)	2,816	771	4,951
Early extinguishment of debt	—	—	63	5,380	7,721
FDIC assessment	1,946	1,963	1,830	7,692	6,795
Legal fees, net	1,746	2,001	780	5,722	3,413
Loan expense, net	2,081	2,195	2,410	9,542	6,815
Outside services	3,300	3,535	1,545	12,149	3,914
Other noninterest expense	7,422	6,881	6,423	27,076	20,814
Total noninterest expense	62,079	54,542	55,284	228,647	191,737

Income before income taxes	21,665	23,657	35,988	99,881	103,646
Income tax expense	6,701	9,488	14,530	37,874	41,745
Net income	14,964	14,169	21,458	62,007	61,901
Preferred dividends and discounts	(4,876)	(3,583)	(1,765)	(15,900)	(7,012)
Net income applicable to common stockholders	$10,088	$10,586	$19,693	$46,107	$54,889

Basic income per common share	$0.33	$0.35	$0.66	$1.51	$1.84
Diluted income per common share	0.33	0.34	0.65	1.50	1.79
Weighted-average common shares outstanding	29,004,826	28,936,361	28,515,040	28,807,517	28,294,884
Weighted-average diluted common shares outstanding	29,266,098	29,176,070	28,895,719	29,110,289	29,016,717

SUMMARY OF KEY QUARTERLY FINANCIAL DATA
(dollars in thousands)
Unaudited

	2013				2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Condensed Income Data:
Net interest income	$45,204	$46,027	$41,082	$40,683	$40,510
Provision for loan losses	1,100	300	700	300	1,200
Total noninterest income	39,640	32,472	46,101	39,719	51,962
Total noninterest expense	62,079	54,542	60,271	51,755	55,284
Income before income taxes	21,665	23,657	26,212	28,347	35,988
Income tax expense	6,701	9,488	10,595	11,090	14,530
Net income	14,964	14,169	15,617	17,257	21,458
Preferred dividends and discounts	(4,876)	(3,583)	(3,780)	(3,661)	(1,765)
Net income applicable to common stockholders	$10,088	$10,586	$11,837	$13,596	$19,693

Non-GAAP Measures of Performance: (1)
Revenue	$78,953	$78,438	$87,177	$80,401	$90,984
Pre-tax, pre-provision operating earnings	19,120	23,060	31,088	29,205	38,579

Per Share Data:
Basic income per common share	$0.33	$0.35	$0.39	$0.45	$0.66
Diluted income per common share	0.33	0.34	0.39	0.44	0.65
Tangible book value per common share	12.43	12.47	12.22	12.69	12.36
Weighted average common shares-basic	29,004,826	28,936,361	28,687,406	28,595,562	28,515,040
Weighted average common shares-diluted	29,266,098	29,176,070	28,995,753	28,961,395	28,895,719
Common shares outstanding-end of period	29,329,530	29,333,540	29,098,639	29,088,735	28,792,042

Performance Ratios (annualized):
Return on average assets	1.09%	0.96%	1.09%	1.22%	1.59%
Return on average common equity	10.84%	11.69%	12.66%	14.82%	22.40%
Efficiency ratio (2)	78.63%	69.54%	69.14%	64.37%	60.76%

Average Balance Sheet Data: (3)
Total assets	$5,827,825	$5,893,140	$5,747,219	$5,642,192	$5,389,566
Investments	1,368,550	1,491,554	1,472,316	1,360,213	1,213,422
Cash equivalents	160	541	237	555	985
Loans held for sale	463,756	626,043	634,327	691,134	663,759
Loans	3,633,969	3,442,999	3,254,918	3,177,615	3,090,019
Total interest-earning assets	5,466,435	5,561,137	5,361,798	5,229,517	4,968,185
Interest-bearing deposits	2,786,288	2,767,265	2,494,537	2,424,772	2,282,290
Borrowings	1,330,934	1,425,545	1,397,300	1,219,977	1,241,905
Total interest-bearing liabilities	4,117,222	4,192,810	3,891,837	3,644,749	3,524,195
Noninterest-bearing deposits	1,081,148	1,061,917	1,195,709	1,333,958	1,257,811
Total stockholders' equity	526,313	545,391	578,142	570,652	500,727

Tax Equivalent Net Interest Margin:
Net interest income as stated	$45,204	$46,027	$41,082	$40,683	$40,510
Add: Tax equivalent adjust. - investment (4)	1,548	1,522	1,119	769	545
Tax equivalent adjust. - loans (4)	26	27	29	29	30
Tax equivalent net interest income	$46,778	$47,576	$42,230	$41.481	$41.085
Net interest margin without tax adjust. (5)	3.29%	3.29%	3.07%	3.14%	3.25%
Net interest margin - tax equivalent (4) (5)	3.41%	3.41%	3.16%	3.20%	3.30%
Yield on earning assets without tax adjust. (5)	3.67%	3.70%	3.59%	3.68%	3.83%
Yield on earning assets - tax equivalent (4) (5)	3.79%	3.81%	3.67%	3.74%	3.87%
Yield on interest-bearing liabilities (5)	0.50%	0.53%	0.71%	0.78%	0.81%
Net interest spread without tax adjust. (5)	3.17%	3.17%	2.88%	2.90%	3.02%
Net interest spread - tax equivalent (4) (5)	3.29%	3.28%	2.96%	2.96%	3.06%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

(5)
During the second quarter 2013, the Company revised its methodology for calculating these metrics to exclude the valuation adjustment on mortgages held at fair value. Prior period ratios have been adjusted to reflect this change.

SUMMARY OF KEY YEAR-TO-DATE FINANCIAL DATA
(dollars in thousands)
Unaudited

	For the Twelve Months Ended December 31,
	2013	2012
Condensed Income Data:
Net interest income	$172,996	$149,886
Provision for loan losses	2,400	9,550
Total noninterest income	157,932	155,047
Total noninterest expense	228,647	191,737
Income before income taxes	99,881	103,646
Income tax expense	37,874	41,745
Net income	62,007	61,901
Preferred dividends and discounts	(15,900)	(7,012)
Net income applicable to common stockholders	$46,107	$54,889

Non-GAAP Measures of Performance: (1)
Revenue	$324,969	$299,594
Pre-tax, pre-provision operating earnings	102,473	120,529

Per Share Data:
Basic income per common share	$1.51	$1.84
Diluted income per common share	1.50	1.79
Tangible book value per common share	12.43	12.36
Weighted average common shares-basic	28,807,517	29,294,884
Weighted average common shares-diluted	29,110,289	29,016,717
Common shares outstanding-end of period	29,329,530	28,792,042

Performance Ratios (Annualized):
Return on average assets	1.07%	1.24%
Return on average common equity	12.50%	16.76%
Efficiency ratio (2)	70.36%	64.00%

Average Balance Sheet Data: (3)
Total assets	$5,778,419	$4,987,240
Investments	1,423,370	1,254,310
Cash equivalents	373	739
Loans held for sale	603,253	414,582
Loans	3,378,806	2,993,335
Total interest-earning assets	5,405,802	4,662,966
Interest-bearing deposits	2,619,615	2,255,596
Borrowings	1,343,968	1,208,243
Total interest-bearing liabilities	3,963,583	3,463,839
Noninterest-bearing deposits	1,167,199	997,526
Total stockholders' equity	554,976	441,581

Tax Equivalent Net Interest Margin:
Net interest income as stated	$172,996	$149,886
Add: Tax equivalent adjust. - investment (4)	4,957	1,669
Tax equivalent adjust. - loans (4)	111	123
Tax equivalent net interest income	$178,064	$151,678
Net interest margin without tax adjust. (5)	3.20%	3.22%
Net interest margin - tax equivalent (4) (5)	3.29%	3.26%
Yield on earning assets without tax adjust. (5)	3.65%	4.00%
Yield on earning assets - tax equivalent (4) (5)	3.75%	4.04%
Yield on interest-bearing liabilities (5)	0.62%	1.05%
Net interest spread - without tax adjust. (5)	3.03%	2.96%
Net interest spread - tax equivalent (4) (5)	3.13%	2.99%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

(5)
During the second quarter 2013, the Company revised its methodology for calculating these metrics to exclude the valuation adjustment on mortgages held at fair value. Prior period ratios have been adjusted to reflect this change.

SUMMARY OF KEY PERIOD-END FINANCIAL DATA
(dollars in thousands)
Unaudited

	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
Condensed Balance Sheet Data:
Investment securities	$1,120,731	$1,420,906	$1,434,326	$1,429,971	$1,267,757
Loans held for sale	473,890	498,276	693,937	668,937	938,379
Loans	3,648,375	3,628,658	3,302,548	3,222,794	3,168,303
Allowance for loan losses	81,864	85,013	83,576	82,150	82,191
Total assets	5,685,818	6,014,694	5,901,370	5,770,432	5,802,410
Total deposits	3,650,983	3,697,196	3,692,426	3,794,394	3,528,342
Total borrowings	1,464,934	1,652,258	1,515,462	1,256,653	1,582,992
Total stockholders' equity	464,551	544,719	560,274	573,332	559,603

Asset Quality Ratios:
Nonperforming loans	$81,825	$86,045	$69,539	$71,404	$59,537
Nonperforming assets	91,874	100,434	89,333	98,622	83,796
Allowance for loan losses to total loans (excluding loans held for sale)	2.24%	2.34%	2.53%	2.55%	2.59%
Allowance for loan losses to nonperforming loans	100.05%	98.80%	120.19%	115.05%	138.05%
Nonperforming assets to total loans plus repossessed property	2.51%	2.76%	2.69%	3.03%	2.62%

Capital Resources (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	12.65%	14.15%	15.22%	16.50%	16.27%
Tier I Capital (to Risk Weighted Assets)	11.40%	12.89%	13.96%	14.45%	14.21%
Leverage (to average assets)	9.18%	10.30%	10.87%	10.91%	11.14%
Total Capital	$591,908	$663,917	$679,379	$701,381	$685,998
Tier I Capital	533,123	604,920	623,221	614,382	599,504

COMPOSITION OF LOAN PORTFOLIO (unaudited)
(dollars in thousands)

The following table presents the composition of the Company's loan portfolio as of the dates indicated:

	December 31, 2013		September 30, 2013		December 31, 2012
Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,935,377	52.9%	$1,902,572	52.3%	$1,590,587	50.1%
Commercial real estate secured	1,124,227	30.7	1,113,533	30.6	965,978	30.4
Residential construction and land	46,079	1.3	49,796	1.3	45,903	1.5
Commercial construction and land	121,682	3.3	115,698	3.2	103,715	3.3
Lease receivables	132,013	3.6	108,808	3.0	50,803	1.6
Total commercial loans	3,359,378	91.8	3,290,407	90.4	2,756,986	86.9
Consumer	301,377	8.2	348,362	9.6	416,635	13.1
Gross loans	3,660,755	100.0%	3,638,769	100.0%	3,173,621	100.0%
Less: Unearned discount	(12,380)		(10,111)		(5,318)
Total loans	3,648,375		3,628,658		3,168,303
Less: Loan loss allowance	(81,864)		(85,013)		(82,191)
Net loans	$3,566,511		$3,543,645		$3,086,112

Loans Held for Sale	$473,890		$498,276		$938,379

The following table provides details of the Company's commercial real estate portfolio:

	December 31, 2013		September 30, 2013		December 31, 2012
Commercial real estate secured:	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial non-owner occupied:
Retail strip centers or malls	$102,195	9.1%	$104,595	9.4%	$109,266	11.3%
Office/mixed use property	126,662	11.3	121,683	10.9	113,216	11.7
Commercial properties	126,608	11.3	102,683	9.2	111,852	11.6
Specialized – other	101,813	9.1	99,409	8.9	69,827	7.2
Other commercial properties	25,483	2.3	20,739	1.9	28,870	3.0
Farmland	2,256	0.2	2,285	0.3	—	—
Subtotal commercial non-owner occupied	485,017	43.3	451,394	40.6	433,031	44.8
Commercial owner-occupied	513,126	45.5	537,208	48.2	425,723	44.1
Multi-family properties	126,084	11.2	124,931	11.2	107,224	11.1
Total commercial real estate secured	$1,124,227	100.0%	$1,113,533	100.0%	$965,978	100.0%

CREDIT QUALITY (unaudited)
(dollars in thousands)

	At or for the Three Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$—	$—	$—
Nonaccrual loans:
Commercial and industrial	$15,879	$19,893	$16,705
Commercial real estate secured	37,474	34,584	14,530
Residential construction and land	—	—	4,495
Commercial construction and land	22,550	25,746	15,220
Consumer	5,922	5,822	8,587
Total nonaccrual loans	81,825	86,045	59,537
Total nonperforming loans	81,825	86,045	59,537
Other real estate owned and repossessed assets	10,049	14,389	24,259
Total nonperforming assets	$91,874	$100,434	$83,796

Other Credit Quality Information:
Commercial criticized and classified loans (1)
Special mention	$73,093	$47,919	$58,025
Substandard	39,012	23,547	22,608
Nonaccrual	75,903	80,223	50,950
Total commercial criticized and classified loans	$188,008	$151,689	$131,583
Loans contractually past due 30 – 89 days and still accruing	$5,189	$5,658	$6,111
Performing restructured loans	20,736	20,031	17,456
Recorded balance of impaired loans	96,451	100,464	70,343
Allowance for loan losses related to impaired loans	13,687	16,169	12,057

Allowance for Loan Losses Summary:
Allowance at beginning of period	$85,013	$83,576	$79,667
(Charge-offs), net of recoveries:
Commercial and commercial real estate	(1,713)	1,291	1,793
Real estate – construction and land	(2,232)	—	125
Consumer	(304)	(154)	(594)
Total net (charge-offs) recoveries	(4,249)	1,137	1,324
Provision for loan losses	1,100	300	1,200
Allowance at end of period	$81,864	$85,013	$82,191

Key Credit Ratios:
Nonperforming loans to total loans	2.24%	2.37%	1.88%
Nonperforming assets to total loans plus repossessed property	2.51%	2.76%	2.62%
Nonperforming assets to total assets	1.62%	1.67%	1.44%
Annualized net charge-offs (recoveries) to average total loans	0.08%	(0.13)%	(0.17)%
Allowance to total loans at end of period (excluding loans held for sale)	2.24%	2.34%	2.59%
Allowance to nonperforming loans	100.05%	98.80%	138.05%
30 – 89 days past due to total loans	0.14%	0.16%	0.19%

(1)	Commercial criticized and classified loans excludes consumer loans.

LOAN PORTFOLIO AGING (unaudited)
(dollars in thousands)

	As of December 31, 2013
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$—	$—	$15,879	$1,919,498	$1,935,377	53%	$37,733

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	17,033	85,162	102,195	3%	3,753
Office/mixed use property	301	—	1,143	125,218	126,662	4%	2,165
Commercial properties	—	—	2,254	124,354	126,608	4%	3,037
Specialized – other	—	—	4,541	97,272	101,813	3%	1,456
Other commercial properties	—	—	—	25,483	25,483	1%	381
Farmland	—	—	—	2,256	2,256	—%	34
Subtotal commercial non-owner occupied	301	—	24,971	459,745	485,017	15%	10,826
Commercial owner-occupied	288	—	12,330	500,508	513,126	14%	9,435
Multi-family properties	155	—	173	125,756	126,084	3%	2,123
Total commercial real estate secured	744	—	37,474	1,086,009	1,124,227	32%	22,384

Residential construction and land:
Residential construction	—	—	—	29,956	29,956	1%	3,582
Land	—	—	—	16,123	16,123	—%	2,072
Total residential construction and land	—	—	—	46,079	46,079	1%	5,654

Commercial construction and land	—	—	22,550	99,132	121,682	3%	7,562

Lease receivables, net of unearned discount	—	—	—	119,633	119,633	3%	718
Total commercial loans	744	—	75,903	3,270,351	3,346,998	92%	74,051

Consumer loans	4,445	—	5,922	291,010	301,377	8%	7,813
Total loans	$5,189	$—	$81,825	$3,561,361	$3,648,375	100%	$81,864

FUNDING LIABILITIES (unaudited)
(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Three Months Ended
	December 31, 2013		September 30, 2013		December 31, 2012
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
Noninterest-bearing deposits	$1,081,148	28.0%	$1,061,917	27.7%	$1,257,811	35.5%

Interest-bearing deposits:
Commercial interest checking	360,476	9.3	315,722	8.2	—	—
NOW accounts	597,373	15.4	597,461	15.6	460,187	13.0
Savings deposits	40,355	1.0	41,236	1.1	39,874	1.1
Money market accounts	728,419	18.8	783,974	20.5	743,479	21.0
Brokered money market deposits	37,874	1.0	—	—	24,036	0.7
Certificates of deposit	493,291	12.8	546,152	14.3	568,549	16.1
Brokered certificates of deposit	268,982	7.0	220,323	5.8	215,189	6.1
CDARS time deposits	205,088	5.3	224,083	5.9	211,865	6.0
Public time deposits	54,430	1.4	38,315	0.9	19,111	0.5
Total interest-bearing deposits	2,786,288	72.0	2,767,266	72.3	2,282,290	64.5
Total deposits	$3,867,436	100.0%	$3,829,183	100.0%	$3,540,101	100.0%

The following table sets forth the period end balances of total deposits as of each of the dates indicated below.

	Dec. 31, 2013	Sept. 30, 2013	Dec. 31. 2012
Noninterest-bearing deposits	$1,048,946	$1,010,789	$1,179,724

Interest-bearing deposits:
Commercial interest checking	377,631	305,111	—
NOW accounts	566,269	632,105	573,133
Savings accounts	40,357	40,166	39,915
Money market accounts	698,302	761,590	744,791
Brokered money market deposits	51,124	—	27,840
Certificates of deposit	472,222	522,433	561,998
Brokered certificates of deposit	203,715	235,405	199,604
CDARS time deposits	142,835	135,013	186,187
Public time deposits	49,582	54,584	15,150
Total interest-bearing deposits	2,602,037	2,686,407	2,348,618
Total deposits	$3,650,983	$3,697,196	$3,528,342

SUMMARY OF QUARTERLY SEGMENT FINANCIAL DATA (unaudited)
(dollars in thousands)

	For the Three Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
BANKING:
Net interest income	$40,975	$40,780	$37,175	$36,181	$36,696
Provision for loan losses	1,210	233	946	292	1,200
Total noninterest income	12,428	7,284	7,528	7,647	7,518
Total noninterest expense	28,363	23,473	25,770	25,468	25,817
Income before income taxes	23,830	24,358	17,987	18,068	17,197
Income tax expense	9,413	9,621	7,105	7,136	6,793
Net income	$14,417	$14,737	$10,882	$10,932	$10,404

	For the Three Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
MORTGAGE BANKING:
Net interest income	$5,517	$6,499	$5,742	$6,414	$5,902
Provision for loan losses	(110)	67	(246)	8	—
Noninterest income:
Loan origination income	13,943	17,249	29,355	26,430	38,906
Net servicing income	13,226	7,896	9,176	5,600	5,495
Total noninterest income	27,169	25,145	38,531	32,030	44,401
Total noninterest expense	29,222	29,063	29,086	26,287	29,466
Income before income taxes	3,574	2,514	15,433	12,149	20,837
Income tax expense (benefit)	1,033	(19)	4,928	3,375	7,540
Net income	$2,541	$2,533	$10,505	$8,774	$13,297

Origination Volume	$1,169,098	$1,596,431	$1,874,248	$1,907,642	$1,947,356
Refinance %	40%	37%	62%	77%	77%
Purchase %	60%	63%	38%	23%	23%

	Period End Balances
	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
Mortgage servicing book	$18,496,230	$16,431,269	$12,740,176	$10,506,034	$8,533,785
Mortgage servicing rights	216,111	184,237	145,729	106,576	78,917

The Company has identified two operating segments for purposes of financial reporting: Banking and Mortgage Banking. The Banking operating segment includes commercial banking, asset-based lending, equipment finance, retail banking and all other functions that support those units. The Mortgage Banking operating segment originates mortgage loans for sale to investors and for the Company's portfolio through its retail and third party channels. This segment also services mortgage loans for various investors and for loans owned by the Company. Segment results are presented based on our management accounting practices. The information presented in our segment reporting is based on internal allocations, which involve management judgment and is subject to periodic adjustments and enhancements. In addition, the Company utilizes an Other category that includes subordinated debt expense, certain parent company activities, expenses related to the pending merger with MB Financial, and residual income tax expense or benefit.

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)
(dollars in thousands)

The following, as of the dates indicated, reconciles the income before income taxes to pre-tax, pre-provision operating earnings.

	For the Three Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
Income before income taxes	$21,665	$23,657	$26,212	$28,347	$35,988
Add back (subtract):
Credit costs:
Provision for loan losses	1,100	300	700	300	1,200
Nonperforming asset expense	2,246	(836)	(1,198)	559	2,816
Credit costs subtotal	3,346	(536)	(498)	859	4,016
Other:
Gain on sales of investment securities	(5,891)	(61)	(6)	(1)	(1,488)
Early extinguishment of debt	—	—	5,380	—	63
Other subtotal	(5,891)	(61)	5,374	(1)	(1,425)
Pre-tax, pre-provision operating earnings	$19,120	$23,060	$31,088	$29,205	$38,579

The following, as of the dates indicated, details the components of revenue.

	For the Three Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
Net interest income	$45,204	$46,027	$41,082	$40,683	$40,510
Noninterest income	39,640	32,472	46,101	39,719	51,962
Add back (subtract):
Gain on sales of investment securities	(5,891)	(61)	(6)	(1)	(1,488)
Revenue	$78,953	$78,438	$87,177	$80,401	$90,984

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision operating earnings and of revenue. In the pre-tax, pre-provision operating earnings non-GAAP financial measure, the provision for loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities and early extinguishment of debt are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income adjusted by investment securities gains and losses. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from period to period.